Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-152448) of Vanguard Natural Resources, LLC, of our report dated March 31, 2008 related to the consolidated financial statements of Vanguard Natural Resources, LLC as of and for the year ended December 31, 2007, which appears in this current report on Form 8-K.

/s/ UHY LLP

Houston, Texas
June 10, 2009